Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
UniTek Global Services, Inc.

Under Section 242 of the Delaware General Corporation Law

UniTek Global Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article IV, the following:

Each two (2) shares of the Corporation’s Common Stock, par value $0.00002 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.00002 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2.           The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 21st day of December, 2010.

/s/ C. Scott Hisey
C. Scott Hisey
Chief Executive Officer